EXHIBIT D3

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), ”) is made and executed on the 1st day of April, 2008, by and among Radcom Equipment, Inc. (the “Grantor”), a company organized under the laws of the State of New Jersey with offices located at 6 Forest Avenue, Paramus, New Jersey 07652, a wholly owned subsidiary of Radcom Ltd., a company organized under the laws of the State of Israeli (Company No. 52-004356) (“Radcom”), and the entities identified on Schedule A attached hereto (collectively, the “Lender”), each with offices located at 16 Abba Eben Blvd., Herzliya Pituach, Israel.

On April 1, 2008, Radcom and the Lender entered into that certain Loan Agreement (the “Loan Agreement”) to which the form of this Agreement is attached as Exhibit D3, pursuant to which Lender will make a loan to Radcom (the “Loan”).

On the date hereof, the Grantor executed a Subsidiary Guaranty pursuant to which the Grantor guarantees the obligations of Radcom under the Loan Agreement and the other documents evidencing and securing the Loan (the “Guaranty”).

As an inducement to the Lender’s agreement to enter into the Loan Agreement with Radcom and to make the Loan under the terms thereof, the Lender desires to obtain, and the Grantor desires to grant the Lender, security for all of the Obligations (as hereinafter defined).

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a) “Collateral” shall include all personal property of the Grantor, including the following, all whether now owned or hereafter acquired or arising and wherever located: (i) accounts; (ii) securities entitlements, securities accounts, commodity accounts, commodity contracts and investment property; (iii) deposit accounts; (iv) instruments (including promissory notes); (v) documents; (vi) chattel paper; (vii) inventory, including raw materials, work in process, or materials used or consumed in Grantor’s business, items held for sale or lease or furnished or to be furnished under contracts of service, sale or lease, goods that are returned, reclaimed or repossessed; (viii) goods of every nature; (ix) equipment, including machinery, vehicles and furniture; (x) fixtures; (xi) commercial tort claims, if any; (xii) letter of credit rights; (xiii) general intangibles of every kind and description, including payment intangibles, software, computer information, source codes, object codes, records and data, all existing and future customer lists, choses in action, claims (including claims for indemnification or breach of warranty), books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, goodwill, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies; (xiv) all property of the Grantor now or hereafter in the Lender’s possession or in transit to or from, or under the custody or control of, the Lender or any affiliate thereof; (xv) all cash and cash equivalents thereof; and (xvi) all cash and noncash proceeds (including insurance proceeds) of all of the foregoing property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof. The Collateral shall also include any and all other tangible or intangible property that is described as being part of the Collateral pursuant to one or more Riders to Security Agreement that may be delivered in connection herewith after the date hereof, including the Rider to Security Agreement - Copyrights, the Rider to Security Agreement - Patents, the Rider to Security Agreement - Trademarks and the Rider to Security Agreement - Cash Collateral Account.

(b) “Customary Permitted Liens” means any of the following liens: (i) liens with respect to the payment of taxes, assessments, or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (ii) liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law or arising in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (iii) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales contracts (other than for repayment of borrowed money) and surety, appeal, customs or performance bonds; (iv) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property; (v) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and (vi) financing statements with respect to a lessor’s rights in and to personal property leased in the ordinary course of business.

(c) “Obligations” shall include all loans, advances, debts, liabilities, obligations, covenants and duties owing to the Lender pursuant to the Subsidiary Guaranty, of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Radcom or the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money and (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Lender incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses.

(d)“UCC” means the Uniform Commercial Code, as adopted and enacted and as in effect from time to time in the State whose law governs pursuant to the Section of this Agreement entitled “Governing Law and Jurisdiction.” Terms used herein which are defined in the UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the UCC. To the extent the definition of any category or type of collateral is modified by any amendment, modification or revision to the UCC, such modified definition will apply automatically as of the date of such amendment, modification or revision.

2. Grant of Security Interest. To secure the Obligations, the Grantor (inter alia, as debtor), hereby assigns and grants to the Lender, as secured party, a continuing lien on and security interest in the Collateral.

3. Change in Name or Locations. The Grantor hereby agrees that if it changes its name, its type of organization, its state of organization or establishes a name in which it may do business that is not listed as a tradename on Exhibit A hereto, the Grantor will immediately notify the Lender in writing of the additions or changes.

4. Representations and Warranties. Without violating the provisions of the Loan Agreement, the Grantor represents, warrants and covenants to the Lender that: (a) all information, including its type of organization, jurisdiction of organization and chief executive office are as set forth on Exhibit A hereto and are true and correct on the date hereof; (b) the Grantor has good, marketable and indefeasible title to the Collateral, has not made any prior sale, pledge, encumbrance, assignment or other disposition of any of the Collateral, and the Collateral is free from all encumbrances and rights of setoff of any kind except the lien in favor of the Lender created by this Agreement and Customary Permitted Liens; (c) except as herein provided, the Grantor will not hereafter without the Lender’s prior written consent sell, pledge, encumber, assign or otherwise dispose of any of the Collateral or permit any right of setoff, lien or security interest to exist thereon except to the Lender and except in the ordinary course of business, all subject to the provisions of the Loan Agreement; (d) the Grantor will take such actions deemed by it to be reasonably required in order to defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein, as it deems appropriate in its reasonable judgment; and (e) each account and general intangible, if included in the definition of Collateral, is genuine and enforceable in accordance with its terms and the Grantor will defend the same against all claims, demands and counterclaims at any time asserted.

Grantor represents that as of the date hereof (i) it has no subsidiaries; and (ii) other than as set forth in Exhibit B hereto, no intellectual property is registered under its name or applications for the registration of intellectual property under its name, and (iii) there are no agreements deemed by Grantor to which Grantor is a party to be material to the business of Radcom, its parent or any subsidiary, taken as a whole (a "Material Agreement"), other than those that are listed in Exhibit C attached hereto.

5. Grantor’s Covenants. The Grantor covenants that without violating and subject to the provisions of the Loan Agreement, it shall:

(a) from time to time and at all reasonable times allow the Lender, by or through any of its officers, agents, attorneys, or accountants, to examine or inspect the Collateral. The Grantor shall do, obtain, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Lender may require to vest in and assure to the Lender its rights hereunder and in or to the Collateral, and the proceeds thereof. At any time upon an Event of Acceleration (as defined in Section 3 of the Loan Agreement), the Grantor agrees to notify (on invoices or otherwise) account debtors and other obligors or payors on any Collateral of its assignment to the Lender, and that all payments thereon should be made directly to the Lender, and that the Lender has full power and authority to collect, compromise, endorse, sell or otherwise deal with the Collateral in its own name or that of the Grantor at any time upon an Event of Acceleration;

(b) keep the Collateral in good order and repair at all times, subject to normal wear and tear, and promptly notify the Lender of any event causing a material loss or decline in value of the Collateral, whether or not covered by insurance, and the amount of such loss or depreciation;

(c) only use or permit the Collateral to be used in accordance with all applicable federal, state, county and municipal laws and regulations; and

(d) have and maintain at all times insurance policies with reputable insurance companies, which are customary for a company of the size, the stage of development and the industry in which the Grantor operates.

(e)  not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Grantor.

6. Negative Pledge; No Transfer. The Grantor hereby agrees that the covenants as set forth in Section 7.3 of the Loan Agreement will apply (other than with respect to distributions to Borrower), mutatis mutandis, to the Grantor, and such provisions are, by this reference, incorporated into this Agreement.Without derogating from such provisions and unless expressly permitted thereunder, the Grantor will not sell or offer to sell or otherwise transfer or grant or allow the imposition of a lien or security interest upon the Collateral, will not allow any third party to gain control of all or any part of the Collateral, and will not use any portion thereof in any manner inconsistent with this Agreement or with the terms and conditions of any policy of insurance thereon.

7. Covenants for Accounts.   Without violating, and subject to, the provisions of the Loan Agreement:

(a) The Grantor will, on the Lender’s reasonable demand, make notations on its books and records showing the Lender’s security interest.

(b) From time to time with such frequency as the Lender may reasonably request, the Grantor will report to the Lender all credits given to account debtors on all accounts.

(c) At any time after the occurrence of an Event of Acceleration, and without notice to the Grantor, the Lender may direct any persons who are indebted to the Grantor on any Collateral consisting of accounts or general intangibles to make payment directly to the Lender of the amounts due. The Lender is authorized to collect, compromise, endorse and sell any such Collateral in its own name or in the Grantor’s name and to give receipts to such account debtors for any such payments and the account debtors will be protected in making such payments to the Lender.

8. Further Assurances.

8.1. The Grantor hereby irrevocably authorizes the Lender to execute (on behalf of the Grantor), as applicable, and file against the Grantor one or more financing, continuation or amendment statements pursuant to the UCC in form satisfactory to the Lender, and the Grantor will pay the cost of preparing and filing the same in all jurisdictions in which such filing is deemed by the Lender to be necessary or desirable in order to perfect, preserve and protect its security interests. If required by the Lender, (i) the Grantor will execute all documentation necessary for the Lender to obtain and maintain perfection of its security interests in the Collateral and (ii) will file and pay the cost of all financing, continuation or amendment statements pursuant to the UCC in form satisfactory to the Lender.

8.2. The Grantor shall promptly inform the Lender in writing of any filings made by it for the purpose of registration of intellectual property rights and will promptly make such filings, if required, in order to ensure that the security interest created pursuant to this Agreement covers such issued intellectual property rights.

8.3. The Grantor will (and, to the extent applicable, will cause its subsidiaries to) execute, in form satisfactory to the Lender, a Rider to Security Agreement - Copyrights (if any Collateral consists of registered or unregistered material copyrights), update the Rider to Security Agreement - Patents (to include additional Collateral consisting of material patents registered or patent applications filed following the date hereof), a Rider to Security Agreement - Trademarks (if any Collateral consists of material trademarks, tradenames, tradestyles or trademark applications) for recording with the U.S. Patent and Trademark Office, the U.S. Copyright Office and other governmental authorities. All such filings and recordings shall be made by the Grantor prior to the registration of any intellectual property right and all expenses related thereto shall be borne by the Grantor.

8.4. If any Collateral consists of letter of credit rights, electronic chattel paper, deposit accounts or supporting obligations not maintained with the Lender or one of its affiliates, or any securities entitlement, securities account, commodities account, commodities contract or other investment property, then at the Lender’s request the Grantor will execute, and will use reasonable commercial efforts to cause the depository institution or securities intermediary upon whose books and records the ownership interest of the Grantor in such Collateral appears, to execute such Pledge Agreements, Notification and Control Agreements or other agreements as the Lender reasonably deems necessary in order to perfect, prioritize and protect its security interest in such Collateral, in each case in a form reasonably satisfactory to the Lender.

9. Events of Acceleration. The Grantor hereby agrees that the provisions contained in Section 3 of the Loan Agreement (Events of Acceleration) will apply, mutatis mutandis, to the Grantor, and such provisions are, by this reference, incorporated into this Agreement. The occurrence of an Event of Acceleration under Section 3 of the Loan Agreement shall constitute a default under this Agreement.

10. Remedies. Upon the occurrence of any Event of Acceleration described in paragraphs 3(i), 3(v), 3(vi) or 3(vii) of the Loan Agreement that is continuing following any cure period set forth in such provisions (if any), the Lender may, by notice in writing sent to the Grantor, declare all amounts due to the Lender on account of the Loan due and payable and in the event that an Event of Acceleration described in paragraphs 3(ii), 3(iii) or 3(iv) of the Loan Agreement has happened and is continuing following any cure period set forth in such provisions (if any), all amounts due to the Lenders on account of the Loan shall become due and payable without notice. In such events, the Lender shall have, in addition to any remedies provided herein or by any applicable law or in equity, all the remedies of a secured party under the UCC. The Lender’s remedies include, but are not limited to, the right to (a) peaceably by its own means or with judicial assistance enter the Grantor’s premises and take possession of the Collateral without prior notice to the Grantor or the opportunity for a hearing, (b) render the Collateral unusable, and (c) dispose of the Collateral on the Grantor’s premises, (d) require the Grantor to assemble the Collateral and make it available to the Lender at a place designated by the Lender, and Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender will give the Grantor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of commercially reasonable notice shall be met if such notice is sent to the Grantor at least seven (7) days before the time of the intended sale or disposition. Expenses of retaking, holding, preparing for disposition, disposing or the like shall include the Lender’s reasonable attorneys’ fees and legal expenses, incurred or expended by the Lender to enforce any payment due it under this Agreement either as against the Grantor, or in the prosecution or defense of any action, or concerning any matter growing out of or connection with the subject matter of this Agreement and the Collateral pledged hereunder. The Grantor waives all relief from all appraisement or exemption laws now in force or hereafter enacted.

11. Power of Attorney. The Grantor does hereby make, constitute and appoint any officer or agent of the Lender, as of the date on which an Event of Acceleration had taken palce, as the Grantor’s true and lawful attorney-in-fact, with power to (a) endorse the name of the Grantor or any of the Grantor’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment or Collateral that may come into the Lender’s possession in full or part payment of any Obligations; (b) sue for, compromise, settle and release all claims and disputes with respect to, the Collateral; and (c) sign, for the Grantor, such documentation required by the UCC, or supplemental intellectual property security agreements; granting to the Grantor’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as the Grantor might or could do; provided, however, that such appointment shall only be effective after and during the continuation of an Event of Acceleration. The Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest, and is irrevocable. The Lender shall notify the Grantor in writing of any action taken by it in accordance with this Section 11.

12. Payment of Expenses. The Grantor shall pay, upon demand, all reasonable costs, charges and expenses (including reasonable attorney's fees), incurred by the Lender in enforcing its rights and remedies hereunder.

13. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

14. Preservation of Rights. No delay or omission on the Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender’s action or inaction impair any such right or power. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have under other agreements, at law or in equity.

15. Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

16. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Grantor from, any provision of this Agreement will be effective unless made in a writing signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Grantor will entitle the Grantor to any other or further notice or demand in the same, similar or other circumstance.

17. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the Guaranty constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

18. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

19. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Grantor and the Lender and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Grantor may not assign this Agreement in whole or in part without the Lender’s prior written consent and the Lender at any time may assign this Agreement in whole or in part in accordance with the Loan Agreement.

20. Interpretation. In this Agreement, unless the Lender and the Grantor otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with US GAAP. If this Agreement is executed by more than one Grantor, the obligations of such persons or entities will be joint and several.

21. Indemnity. The Grantor agrees to indemnify each of the Lender, each legal entity, if any, who controls the Lender and each of their respective directors, officers and employees (the “Indemnified Parties”) and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Grantor), in connection with or arising out of or relating to the matters referred to in this Agreement or the Obligations, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Grantor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct. The Grantor may participate at its expense in the defense of any such claim.

22. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Lender and will be deemed to be made in the State of New York. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New York, except that the laws of the State where any Collateral is located (if different from the State of New Jersey) shall govern the creation, perfection and foreclosure of the liens created hereunder on such property or any interest therein. The Grantor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in any county or judicial district in the State of New Jersey; provided that nothing contained in this Agreement will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Grantor individually, against any security or against any property of the Grantor within any other county, state or other foreign or domestic jurisdiction. The Lender and the Grantor agree that the venue provided above is the most convenient forum for both the Lender and the Grantor. The Grantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

23. Deleted.

24. Authority to Act. The parties hereto acknowledge that Plenus Management (2004) Ltd. and Plenus Management III (2007), each an Israeli corporation, have the authority to take any and all actions on behalf of the Lender in connection with this Agreement and the Collateral, including, but not limited to, exercising all rights and remedies of the Lender hereunder. No Lender shall have any claim whatsoever against the Grantor in respect of any actions taken by the Grantor in compliance with instructions or demands given to it by Plenus Management (2004) Ltd. and/or Plenus Management III (2007).

25. Termination of Security Interests. Upon the indefeasible payment in full of the obligations under the Loan Agreement, and if the Grantor has no further obligations under the Guaranty, the security interests granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Lender shall, at the Grantor's expense, promptly execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

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The Grantor acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof, with the intent to be legally bound, as of the date first written above.

Radcom Equipment, Inc.

By:	By:

Name:	Name:

Title:	Title:

Attest	Attest

By:	By:

Name:	Name:

Title:	Title:

Plenus II, Limited Partnership By: PLENUS MANAGEMENT (2004) LTD.	Plenus II (D.C.M), Limited Partnership By: PLENUS MANAGEMENT (2004) LTD.

By:	By:

Name:	Name:

Title:	Title:

Plenus III, Limited Partnership By: PLENUS MANAGEMENT III 2007 LTD.	Plenus III (D.C.M), Limited Partnership By: PLENUS MANAGEMENT III 2007 LTD.
By:	By:

Name:	Name:

Title:	Title:

Plenus III (2), Limited Partnership By: PLENUS MANAGEMENT III 2007 LTD.	Plenus III (C.I), L.P. By: PLENUS MANAGEMENT III 2007 LTD.
By:	By

Name:	Name:

Title:	Title:

SCHEDULE A
TO SECURITY AGREEMENT

Lenders

Plenus II, Limited Partnership
Plenus II (D.C.M), Limited Partnership
Plenus III, Limited Partnership
Plenus III (D.C.M), Limited Partnership
Plenus III(2), Limited Partnership
Plenus III (C.I.), L.P.